Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.0150

CSP Inc. Reports Second-Quarter Fiscal 2015 Financial Results
BILLERICA, Mass., May 13, 2015 (GLOBE NEWSWIRE) -- CSP Inc. (Nasdaq:CSPI), a provider of IT solutions and high-performance Ethernet products for diverse applications, today reported financial results for the second quarter of fiscal 2015 ended March 31, 2015.
The Company also announced that its board of directors has voted to pay its quarterly dividend of $0.11 per share to shareholders of record May 29, 2015 payable June 10, 2015.
Management Comments
"Our second-quarter results remained soft, as expected, given that we did not foresee any plane royalty revenue from E-2D planes until the second half of fiscal 2015," said President and Chief Executive Officer Victor Dellovo. "At the same time, we accomplished a great deal from a strategic and operational perspective that sets us up very well for the second half of the year, and even more so in fiscal 2016 and beyond."
"At our High-Performance Products (HPP) division, we once again posted a strong quarter from Myricom's current product suite, which we initially had expected to decline over time," said Dellovo. "Sales of these products have surpassed our expectations and our sales force is being aggressive in driving demand. The fourth generation of Myricom network adapters we introduced last week are focused on the financial services market, where they will be used in high-frequency trading, and the packet capture market, which will enable customers to monitor what is happening in their network at very high speeds. We expect sales of these products to ramp up as we flow products through the channel. We anticipate recording meaningful revenue from the next-generation products in the fourth quarter of this fiscal year."
"At our Technology Solutions (TS) division, our managed services pipeline continues to grow," said Dellovo. "Demand is very strong, and we are encouraged by the fact that we're in the running for increasingly larger deals. At the same time, managed services has a much longer sales cycle than our legacy business, but the pay-off will be well worth the wait. When these deals begin to close, we will have a larger recurring revenue stream, and at higher margins than our traditional sales."
"Looking forward, we expect to receive royalty revenues for five E2-D planes in the last two quarters of fiscal 2015, providing a significant benefit to both our top and bottom lines. In addition, with the launch of our new Myricom products, we expect to see incremental revenue from that business throughout the year. We also have significant upside within our Technology Solutions division, once managed services pipelines start closing at a faster rate."
Financial Results
For the second quarter of fiscal 2015, revenue was $18.9 million compared with $20.9 million in the second quarter a year ago. Foreign exchange had a negative effect on revenue of $1.3 million for the quarter.

Exhibit 99.1

Gross margin for the second quarter was 21.4% compared with 24.3% for the prior-year period. The decrease was the result of recording $741,000 in royalty revenues in the second quarter last year and no plane royalty revenues this year, as well as lower Technology Solutions division revenues.
Net loss for the second quarter was $675,000, or a loss of $0.19 per share, compared with net income of $167,000, or $0.05 per diluted share, in the second quarter of fiscal 2014.
Cash and short-term investments were $9.0 million compared with $16.4 million at year-end September 30, 2014. The decrease was primarily due to the changes in working capital (accounts receivable and payable, inventory and other current assets), loss for the six months, payment of dividends and foreign exchange.  CSPi's cash position may vary significantly from quarter to quarter due to the high working capital requirements needed to fund large projects at both its High Performance Products and its Technology Solutions divisions.
Conference Call Details
CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi's financial results and provide a business update. To listen to a live webcast of the call, please visit the "Investor Relations" section of the company's website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing (866) 952-7532 or (785) 424-1834. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi's website.
About CSP Inc.
CSPi (Nasdaq:CSPI) maintains two distinct and dynamic divisions - High Performance Products and Technology Solutions - with a shared vision for technology excellence. CSPi's High Performance Products division offers extreme-performance Ethernet products for diverse applications, including cybersecurity, financial trading, content creation/distribution, storage networking applications, as well computer signal processing systems. CSPi's Technology Solutions division provides innovative technology solutions for network solutions, wireless & mobility, unified communications & collaboration, data center solutions, advanced security, along with professional and managed services across those technology focus areas. CSPi Technology Solutions works with the world's leading IT software and infrastructure companies to create solutions for the unique IT requirements of its customers. For more information, please visit www.cspi.com.
Safe Harbor
The Company wishes to take advantage of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those related to receiving royalty revenues for five E2-D planes in the last two quarters of fiscal 2015 , the launch of new Myricom products, and expectations that revenue from Myricom will incrementally ramp throughout the year. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2015	September 30, 2014
Assets
Current assets:
Cash and short-term investments	$9,022	$16,448
Accounts receivable, net	14,643	12,532
Inventories	7,031	6,446
Other current assets	4,692	4,020
Total current assets	35,388	39,446
Property, equipment and improvements, net	1,341	1,472
Other assets	5,398	5,389
Total assets	$42,127	$46,307

Liabilities and Shareholders’ Equity
Current liabilities	13,199	14,511
Pension and retirement plans	9,312	10,440
Non-current liabilities	72	69
Total Liabilities	22,583	25,020
Shareholders’ equity	19,544	21,287
Total liabilities and shareholders’ equity	$42,127	$46,307

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,		For the six months ended,
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Sales:
Product	$14,195	$14,319	$29,848	$29,068
Service	4,682	6,584	9,459	13,167
Total sales	18,877	20,903	39,307	42,235

Cost of Sales:
Product	11,380	11,668	24,513	24,389
Service	3,454	4,153	6,796	8,231
Amortization of inventory step-up and intangibles	—	—	—	—
Total cost of sales	14,834	15,821	31,309	32,620

Gross profit	4,043	5,082	7,998	9,615

Operating expenses:
Engineering and development	826	792	1,679	1,427
Selling, general & administrative	3,856	3,957	7,879	7,977
Total operating expenses	4,682	4,749	9,558	9,404

Bargain purchase gain on acquisition	—	—	—	462

Operating income (loss)	(639)	333	(1,560)	211

Other income (expense), net	(129)	(48)	(162)	(74)

Income (loss) before income taxes	(768)	285	(1,722)	599
Income tax expense (benefit)	(93)	118	(610)	86

Net income (loss)	$(675)	$167	$(1,112)	$513

Net income (loss) attributable to common stockholders	$(649)	$161	$(1,072)	$495

Income (loss) per share - basic	$(0.19)	$0.05	$(0.31)	$0.14
Weighted average shares outstanding - basic	3,525	3,446	3,507	3,439

Income (loss) per share - diluted	$(0.19)	$0.05	$(0.31)	$0.14
Weighted average shares outstanding - diluted	3,525	3,493	3,507	3,484